Exhibit 99.1

Company Contact	Investor Relations Contact

Paul W. Hawran	Lippert/Heilshorn & Associates
Chief Financial Officer	Jody Cain (jcain@lhai.com)
(858) 202-9000	Kevin Mc Cabe (kmccabe@lhai.com)
(310) 691-7100

Media Relations Contact Pure Communications Andrea Johnston (andrea@purecommunicationsinc.com) (910) 509-3970

SEQUENOM REPORTS FOURTH QUARTER FINANCIAL RESULTS

Introduces 2009 Revenue Guidance

SAN DIEGO (February 11, 2009) – Sequenom, Inc. (NASDAQ: SQNM) today reported financial results for the three and 12 months ended December 31, 2008.

“This past year was pivotal for Sequenom as we continued to advance our genetic analysis and molecular diagnostics businesses,” stated Harry Stylli, Ph.D., President and Chief Executive Officer of Sequenom. “We accomplished many key milestones over the last 12 months and are well-positioned for the launch of our SEQureDx™ Down syndrome technology in June. The data reported from our R&D study containing 858-patient samples clearly shows that our SEQureDx screening technology is considerably more accurate than the current standard-of-care screening technology, and even compares favorably against current invasive procedures. We intend to review in extensive detail the specifics of our promising study results and commercialization milestones by dedicating substantial time to these during our quarterly investment-community conference call later today.”

Sequenom reported total revenues for the fourth quarter of 2008 of $12.2 million, an increase of 9% compared with total revenues of $11.1 million for the fourth quarter of 2007. The net loss for the fourth quarter of 2008 was $15.4 million, or $0.25 per share, compared with the net loss for the fourth quarter of 2007 of $7.9 million, or $0.18 per share.

For the fourth quarter gross margin improved to 59.5% from 54.8% in the same quarter last year, due to increased sales of higher-margin consumable products. Operating expenses rose to $21.3 million from $13.5 million in the prior year, due primarily to additional expenses associated with the research and commercial activities related to the company’s Molecular Diagnostic programs and in-licensing activities.

Sequenom Reports Fourth Quarter Financial Results

Full Year 2008 Financial Results

Total revenues for 2008 were $47.1 million, an increase of 15%, compared with total revenues of $41.0 million for 2007. Sequenom reported a net loss for 2008 of $44.2 million, or $0.83 per share, compared with a net loss for 2007 of $22.0 million, or $0.57 per share.

Gross margin for the year was 58.5% up from 55.9% in 2007 primarily associated with increased sales of higher-margin consumable products and stronger margins on completed contract service projects. Operating expenses in 2008 were $70.2 million, compared with $45.5 million in 2007, due primarily to additional expenses associated with the research and commercial activities related to the Company’s molecular diagnostic programs and in-licensing activities. Sequenom reported a net loss for 2008 of $44.2 million, or $0.83 per share, compared with a net loss for 2007 of $22.0 million, or $0.57 per share.

As of December 31, 2008, Sequenom had cash, cash equivalents, restricted cash and marketable securities of $99.7 million, compared with $52.2 million as of December 31, 2007.

“Among our many activities, we are in the process of transferring our RNA-based SEQureDx technology to our CLIA laboratory and expect to have a fully operational laboratory by early March,” said Dr. Stylli. “We have made substantial investments in our IT infrastructure to enhance the capabilities of the laboratory to track samples and provide electronic ordering and reporting, and have put in place sample collection and transportation systems that can be readily scaled. We are also building relationships with payers that will support our pricing structure and reimbursement opportunities.”

2009 Financial Guidance

Guidance for 2009 is limited to the Genetic Analysis tools business and corporate administration. Financial guidance for the Molecular Diagnostics business will be provided at a later date:

•

Revenue for the Genetic Analysis business is expected to be flat in the first half of 2009 compared to the first half of 2008, and is projected to grow approximately 15% in the second half of the year. Revenues are expected to range between $49 million to $53 million for 2009.

•	Gross margins are expected to be up slightly to approximately 60% in 2009 due to higher consumables sales and higher margins in the Genetic Services business.

•

Operating expenses for the Genetic Analysis business are expected to be approximately $29 million for 2009. Based on this, the Genetic Analysis business is expected to be slightly cash flow positive in 2009.

Sequenom Reports Fourth Quarter Financial Results

•	Corporate G&A expenses in 2009 will be approximately $16 million, reflecting additional administrative costs due to the launch of our Molecular Diagnostics business and increased legal costs.

•	We expect stock-based compensation to be between $6 million and $8 million for 2009.

•	In summary, we expect our Genetic Analysis revenues to be approximately $49 million to $53 million and our total operating expenses, excluding Molecular Diagnostics, to be approximately $53 million.

Early 2009 Highlights

•

Announced Additional Positive Results from RNA Down Syndrome Screening Study and Unveiled Breakthrough DNA Approach to Prenatal Diagnostics: Earlier this year, Sequenom announced positive data regarding the performance of its Down syndrome test, including data from 459 new, high-prevalence patient samples, bringing the total number of patient samples studied to 858. Based on the results from total study samples, including samples obtained as early as eight weeks of pregnancy, Sequenom’s SEQureDx RNA-based technology demonstrated a 96.6% positive predictive value (PPV) and a 100% negative predictive value (NPV). Sequenom also unveiled a breakthrough DNA-based SEQureDx technology demonstrating, in early studies, universal ethnic coverage, high sensitivity and specificity, and the ability to detect Trisomy 21 (Down syndrome), Trisomy 18 (Edwards syndrome) and Trisomy 13 (Patau syndrome) in a single test.

•

Collaboration with Obstetrix to Provide Samples for LDT Validation: In January Sequenom announced its collaboration with Obstetrix Medical Group to provide the Sequenom Center for Molecular Medicine (SCMM) with samples for a study to further evaluate Sequenom’s novel, noninvasive prenatal test for Down syndrome based on its SEQureDx technology. Obstetrix is a national physician group practice of maternal-fetal medicine specialists that is affiliated with Pediatrix Medical Group. This prospective multi-center feasibility study, “Noninvasive Screening for Fetal Aneuploidy: A New Maternal Plasma Marker,” is designed as a Laboratory Developed Test (LDT) validation study and will evaluate up to 5,000 samples.

•

Acquisition of SensiGen: In January Sequenom entered into an agreement for the acquisition of the complete AttoSense™ portfolio of tests along with certain other assets from privately held SensiGen LLC. The acquisition includes analytically validated, ultra-sensitive and ultra-specific tests for detection and monitoring of human papillomavirus (HPV) – the primary cause of cervical and head and neck cancers, systemic lupus erythematosus (Lupus), chronic kidney disease (CKD), inflammatory bowel disease (IBD) and other tests, all of which utilize Sequenom’s proprietary MassARRAY platform.

•

Dr. Allan Bombard Named Chief Medical Officer: In January Allan T. Bombard, M.D. joined Sequenom in the newly created position of Chief Medical Officer with responsibility for clinical and medical affairs. Dr. Bombard has played an instrumental role in the development of Sequenom’s noninvasive prenatal diagnostic franchise, including serving as the principal investigator in a screening study to assess Sequenom’s noninvasive prenatal detection of Down syndrome from a maternal blood sample. Dr. Bombard had previously served as Chief Medical Officer of Sharp Mary Birch Hospital in San Diego, the largest women’s hospital in the western United States. He is a Founding Fellow of the American College of Medical Genetics, a Fellow of the American College of Obstetricians & Gynecologists and a life member of the American College of Physician Executives. His articles have appeared in peer-reviewed medical journals such as The Lancet and the American Journal of Obstetrics & Gynecology.

Sequenom Reports Fourth Quarter Financial Results

•

Collaboration with the Immune Tolerance Institute: In January Sequenom announced a collaboration to develop an advanced newborn screening test for severe combined immunodeficiency (SCID), a rare disease affecting newborns that can be treated effectively if diagnosed early. The test is based on the pioneering work of Jennifer Puck, M.D. of the University of California, San Francisco. A successful feasibility study was recently completed demonstrating the adaptability of Dr. Puck’s RT-PCR screening assay for SCID diagnosis to the Sequenom MassARRAY platform.

Fourth Quarter 2008 Highlights

•

New Data Indicates Next-generation Noninvasive Technology Accurately Quantifies Maternal Plasma DNA Sequences for Down syndrome: In December Sequenom announced new data from a collaborative project with The Chinese University of Hong Kong, published in the Early Edition of the Proceedings of the National Academy of Sciences, that demonstrate Sequenom’s innovative, next-generation, noninvasive prenatal diagnostic technology accurately quantified maternal plasma DNA sequences for Down syndrome, based on samples taken from women in the first and second trimesters of pregnancy. These data are the first to suggest that this future approach, based on massively parallel genomic DNA sequencing, can be effective in women who had not previously undergone invasive procedures.

•

Noninvasive Prenatal Diagnostic Technology Allows Diagnosis of Monogenic Diseases: In November Sequenom announced that breakthrough data from a collaborative project with The Chinese University of Hong Kong supporting the noninvasive prenatal diagnosis of monogenic diseases were published online in the Early Edition of the Proceedings of the National Academy of Sciences. Monogenic diseases, which include cystic fibrosis, ß-thalassemia and sickle cell anemia, are currently definitively diagnosed prenatally only through invasive procedures following extensive carrier screening testing on both parents.

•

Sequenom Acquires CLIA-Certified Laboratory: In November Sequenom completed the acquisition of Grand Rapids, Mich.-based Center for Molecular Medicine, a CLIA-certified clinical diagnostics laboratory. As part of the acquisition, Sequenom formalized certain collaborative agreements with Spectrum Health and the Van Andel Research Institute, which were joint venture partners in the CLIA laboratory. The CLIA laboratory has been renamed the Sequenom Center for Molecular Medicine (SCMM).

•

Exclusive License for Fetal Diagnostics from Maternal Urine: In October Sequenom exclusively licensed intellectual property for the use of fetal nucleic acids from maternal urine. The license provides Sequenom with the exclusive global right to use transrenal fetal DNA in maternal urine for noninvasive prenatal diagnostics and analysis on a technology-independent basis for all uses, excluding the limited field of fetal gender determination solely by the presence of Y chromosome. The licensed intellectual property includes issued patents in the United States and Europe and is part of the Company’s continuing strategy to expand and protect Sequenom’s SEQureDx franchise through the identification and licensing of new technologies and sampling methodologies.

•

Launch of Onco-Carta Gene Mutation Panel. During the fourth quarter, Sequenom launched the research use only Onco-Carta panel for the identification of genes associated with the development of specific cancers. This panel has the potential to be used for genetically typing tumor biopsies to help guide molecular therapy selection by physicians and is a part of Sequenom’s companion interests in oncology and molecular diagnostics.

Sequenom Reports Fourth Quarter Financial Results

Near-term Milestones

•	Launch SEQureDx RNA Down syndrome screening test. Sequenom’s noninvasive RNA-based prenatal test to detect Down syndrome as an LTD test is expected to be launched in June 2009.

•

Launch SEQureDx DNA-integrated Trisomy test. Based on breakthrough technology, this new DNA-based approach for detecting Down syndrome (Trisomy 21), and Trisomy 18 and Trisomy 13 in a single test, with universal ethnic coverage, and high sensitivity and specificity has the potential for launch as early as June 2009, along with the RNA-based approach.

•

Launch Additional SEQureDx-based tests. Sequenom expects to launch noninvasive prenatal screening tests as LDTs for RHD and Cystic Fibrosis on the MassARRAY® platform in the second quarter of 2009, and its Fetalxy screening test for gender-linked disorders in the third quarter of 2009.

•

Publication of data from the 858-patient sample Down syndrome R&D study. Data from this study, conducted both prospectively and retrospectively in both normal and high-risk patients, is expected to be published in the third quarter of 2009. This study supported assay optimization for the Down syndrome screening test using SEQureDx Technology.

•

Publication in peer-reviewed journals of results of the RNA-based Noninvasive Aneuploidy (RNA) Study. This is an independent, prospective, multi-arm, multi-center observational study to document the performance of the SEQureDx technology for Down syndrome through the evaluation of samples from up to 10,000 pregnant women in high-prevalence pregnancies. Publication of second trimester data is expected in the fourth quarter of 2009. Publication of first trimester data is expected in the second quarter of 2010.

•

Presentation of results from Noninvasive Screening for Fetal Aneuploidy: A New Maternal Plasma Marker, an LDT validation study, at the 2010 Society for Fetal and Maternal Medicine (SMFM) meeting. This study, initiated by SCMM is intended to evaluate samples from 3,000 to 5,000 pregnant women for Down syndrome as part of the SEQureDx Technology Trisomy 21 test validation prior to the planned commercial introduction of the test in June 2009. Publication of the study data in a peer-reviewed journal is expected in the second quarter of 2010.

Conference Call

Sequenom’s management will host a conference call today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss financial results, provide a business update and answer questions. Individuals interested in participating in the conference call may do so by dialing (866) 844-2998 for domestic callers or (706) 679-9912 for international callers. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company’s Web site at www.sequenom.com.

A webcast replay will be available on the Sequenom Web site for 14 days. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers, and entering reservation code 83065955.

Sequenom Reports Fourth Quarter Financial Results

About Sequenom

Sequenom is committed to providing the best genetic analysis products that translate the results of genomic science into solutions for noninvasive prenatal diagnostics, biomedical research, translational research and molecular medicine applications. The Company’s proprietary MassARRAY® system is a high-performance (in speed, accuracy and cost efficiency) nucleic acid analysis platform that quantitatively and precisely measures genetic target material and variations. The Company has exclusively licensed intellectual property rights for the development and commercialization of noninvasive prenatal genetic tests for use with the MassARRAY system and other platforms. Sequenom maintains a Web site at www.sequenom.com to which Sequenom regularly posts copies of its press releases as well as additional information about Sequenom. Interested persons can subscribe on the Sequenom Web site to email alerts or RSS feeds that are sent automatically when Sequenom issues press releases, files its reports with the Securities and Exchange Commission (the “SEC”) or posts certain other information to the Web site.

Sequenom®, MassARRAY® and SEQureDx™ are trademarks of Sequenom, Inc.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding the Company’s SEQureDx Technology including RNA- and DNA-based approaches to the detection of fetal aneuploidy, including the potential applications, benefits and impact of such technologies, the ethnic coverage, sensitivity and specificity of such technologies, the continuing development, validation and commercialization of such technologies and the expected availability and launch timelines of laboratory developed tests utilizing such technologies, future opportunities for and benefits of noninvasive prenatal laboratory developed and diagnostic tests, expectations and timeline for having a fully operational CLIA laboratory, all of the statements under 2009 Financial Guidance, collaborations with Obstetrix, the Immune Tolerance Institute, The Chinese University of Hong Kong, and others, and any expectations, impact or benefit of those collaborations, completion of the SensiGen acquisition, the potential of the Onco-Carta Gene Mutation Panel, all of the statements under Near-term Milestones, the continuing strategy to expand and protect its SEQureDx franchise, and the Company’s ability to develop and commercialize diagnostic tests on multiple platforms, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with the Company’s operating performance, demand for and market acceptance of the Company’s products, services, and technologies, research and development progress, new technology and product development and commercialization particularly for new technologies such as molecular diagnostics and laboratory developed tests, and particularly noninvasive prenatal diagnostics and laboratory developed tests, reliance upon the collaborative efforts of other parties, competition, intellectual property protection and intellectual property rights of others, government regulation particularly with respect to diagnostic products and laboratory developed tests, obtaining or maintaining regulatory approvals, and other risks detailed from time to time in the Company’s SEC (U.S. Securities and Exchange Commission) filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and other documents subsequently filed with or furnished to the SEC. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

SEQUENOM, Inc.

Condensed Consolidated Financial Statements - Dec 2008

(in thousands, except per share data) Updated

Consolidated Summary of Operations - Q4 & YTD

	Three months ended Dec 31,		Twelve months ended Dec 31,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)
Revenues:
Consumable	$4,977	$4,579	$19,535	$16,530
Other product related	5,814	5,515	22,724	20,835
Services	1,367	924	4,817	3,524
Research and other	2	96	73	113

Total revenues	12,160	11,114	47,149	41,002
Costs and expenses:
Cost of product and service revenue	4,929	5,025	19,590	18,077
Research and development expenses	9,075	4,464	27,455	14,352
Sales and marketing expenses	6,300	5,074	24,299	17,015
General and administrative expenses	5,971	4,000	18,436	14,133

Total costs and expenses	26,275	18,562	89,780	63,577

Operating loss	(14,115)	(7,448)	(42,631)	(22,575)
Interest income and other, net	(1,161)	(472)	(1,312)	592

Loss before incomes taxes	(15,276)	(7,920)	(43,943)	(21,983)
Income tax expense	(137)	6	(211)	—

Net loss	$(15,413)	$(7,914)	$(44,154)	$(21,983)

Weighted average shares outstanding, basic and diluted	60,775	43,618	53,129	38,865

Net loss per share, basic and diluted:	$(0.25)	$(0.18)	$(0.83)	$(0.57)

Consolidated Balance Sheet Information

	December 31, 2008	December 31, 2007
	(unaudited)
Assets:
Cash, cash equivalents, restricted cash and marketable securities	$99,700	$52,150
Accounts receivable, net	10,642	10,957
Inventories, net	10,631	4,191
Other current assets	1,311	1,094

Total current assets	122,284	68,392
Property, equipment and leasehold improvements, net	9,195	5,959
Other assets	9,005	1,695

Total assets	$140,484	$76,046

Liabilities and Stockholders’ Equity:
Accounts payable	$8,321	$8,408
Accrued expenses	8,389	5,760
Deferred revenue	1,444	873
Other current liabilities	884	661

Total current liabilities	19,038	15,702
Long-term liabilities	5,233	6,079
Stockholders’ equity	116,213	54,265

Total liabilities and stockholders’ equity	$140,484	$76,046